Exhibit 99.1

FOR IMMEDIATE RELEASE
March 14, 2006

Texas Regional Bancshares, Inc. Declares 10 Percent

Stock Dividend and $0.14 Cash Dividend

MCALLEN, TEXAS—Texas Regional Bancshares, Inc. (“Texas Regional”) (NASDAQ: TRBS), bank holding company for Texas State Bank, announced that its Board of Directors today declared a 10 percent stock dividend (one new share for each ten shares held) and a regular quarterly cash dividend of $0.14 per common share. The dividends are payable on April 13, 2006 to common shareholders of record on March 31, 2006. The stock dividend will increase the Company’s outstanding common shares to approximately 54,743,796, an increase of 4,976,709. Fractional shares will not be issued, but instead will be paid in cash. The regular quarterly cash dividend represents an increase of $0.04 per common share, or 40 percent, over the same period in 2005. The cash dividend will also be paid on common shares issued in the stock dividend.

OTHER INFORMATION

Texas Regional is a McAllen-based bank holding company whose stock trades on The Nasdaq Stock Market® under the symbol TRBS. Texas State Bank, its wholly-owned subsidiary, conducts a commercial banking business through 74 banking centers across Texas primarily located in the metropolitan areas of Beaumont-Port Arthur, Brownsville-Harlingen-San Benito, Corpus Christi, Dallas, Houston, McAllen-Edinburg-Mission and Tyler.

Additional financial, statistical and business-related information, as well as business trends, is included in a quarterly financial supplement. This release, the financial supplement and other information are available on Texas Regional’s website at www.trbsinc.com. The financial supplement and other information available on Texas Regional’s website can also be obtained at no charge from John A. Martin, Chief Financial Officer, (956) 631-5400.

FORWARD-LOOKING INFORMATION

This release, the financial supplement, information filed by Texas Regional with the SEC and information on Texas Regional’s website may contain forward-looking information (including information related to plans, projections or future performance of Texas Regional and its subsidiaries and planned market opportunities, employment opportunities and synergies from mergers), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions prove incorrect, Texas Regional’s results could differ materially from Texas Regional’s expectations in these statements. Texas Regional assumes no obligation and does not intend to update these forward-looking statements. For further information, please see Texas Regional’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at Texas Regional’s website at www.trbsinc.com and the SEC’s website at www.sec.gov.

CONTACT: Glen E. Roney, Chief Executive Officer, or John A. Martin, Chief Financial Officer, at (956) 631-5400, both of Texas Regional.